Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES PRIVATE PLACEMENT OF ITS COMMON STOCK

OMAHA, NE – November 14, 2007 (Market Wire) – Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) announced today the completion of a private placement of its common stock.  Pursuant to an agreement with a group of accredited investors, Green Plains sold 1.2 million shares of its unregistered, non-brokered common stock at a price of $8.10 per share, resulting in net proceeds of approximately $9.7 million.  Green Plains expects to use proceeds from this offering for working capital and other general corporate purposes.

Wayne Hoovestol, Chief Executive Officer, commented, “Green Plains is excited about the participation of this group of accredited investors.  This capital infusion demonstrates their confidence in Green Plains’ strategy and its ability to become a leader in ethanol production.”

“As a result of the private placement,” continued Hoovestol, “Green Plains benefits from a strengthened financial position during a period of tight margins.  A substantial portion of the additional liquidity is expected to be used to increase corn inventories to support our long-term strategy of vertical integration.”

About Green Plains Renewable Energy, Inc.

Ethanol, which Green Plains produces from corn, is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa.  The Superior plant is anticipated to begin production sometime early in 2008.  Green Plains has entered into an agreement and plan of merger with Great Lakes Cooperative, with a closing that is subject to various conditions, including approval by Great Lakes’ shareholders.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

800-368-1217

 www.gpreinc.com